
     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1999

                                                    REGISTRATION NO. 333-_____

===================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                         WELLPOINT HEALTH NETWORKS INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

         DELAWARE                                              95-4635504
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                        Identification Number)

                                 1 WELLPOINT WAY
                         THOUSAND OAKS, CALIFORNIA 91362
               (Address of principal executive offices) (zip code)

                                ---------------

            WELLPOINT HEALTH NETWORKS INC. 1999 STOCK INCENTIVE PLAN
WELLPOINT HEALTH NETWORKS INC. COMPREHENSIVE EXECUTIVE NON-QUALIFIED RETIREMENT PLAN
   WELLPOINT HEALTH NETWORKS INC. BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN
                            (Full title of the plans)

                                ---------------

                             THOMAS C. GEISER, ESQ.
                  Executive Vice President and General Counsel
                         WELLPOINT HEALTH NETWORKS INC.
                1 WellPoint Way, Thousand Oaks, California 91362
                     (Name and address of agent for service)
                                 (805) 557-6110
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                              Barry W. Homer, Esq.
                         Brobeck, Phleger & Harrison LLP
                                One Market Plaza
                               Spear Street Tower
                         San Francisco, California 94105

                                ---------------

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933, as amended, (the "1933 Act") and Rule 462 thereunder.

===================================================================================


                                    CALCULATION OF REGISTRATION FEE
=======================================================================================================
                                                                   Proposed    Proposed
                 Title of                                          Maximum      Maximum
                Securities                         Amount          Offering    Aggregate         Amount of
                  to be                            to be            Price      Offering         Registration
                Registered                       Registered       per Share      Price             Fee
------------------------------------------- --------------------- ---------    --------------   ------------
Common Stock, $0.01 par value,
 issued pursuant to:

   1999 Stock Incentive Plan (1)            10,500,000 shares:
                                            -------------------
                                             3,500,000 shares(2)  $89.15625(2)  $312,046,875(2)  $87,014.00(2)
                                             5,000,000 shares(3)  N/A(5)        N/A(5)           N/A(5)
                                             2,000,000 shares(4)  N/A(5)        N/A(5)           N/A(5)

Deferred Compensation Obligations (6)           $10,000,000          100%       $10,000,000(7)   $2,780.00
===============================================================================================================

(1) This Registration Statement also covers any additional shares of Common Stock that are issued under the Registrant's 1999 Stock Incentive Plan (the "1999 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Registrant's outstanding shares of Common Stock.

(2) 3,200,000 of these shares were approved for issuance under the 1999 Plan, effective as of May 11, 1999. The remaining 300,000 shares were originally approved for issuance under the Registrant's Employee Stock Option Plan (the "Employee Plan") but subsequently incorporated into the 1999 Plan. Such shares have not been previously registered. The filing fee with respect to the 3,500,000 shares is calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of Common Stock of WellPoint Health Networks Inc. on June 22, 1999, as reported by the New York Stock Exchange.

(3) Up to 5,000,000 shares were incorporated into the 1999 Plan from the Registrant's Stock Option/Stock Award Plan which was implemented in 1994 (the "1994 Plan"). Such shares were previously registered on the following Form S-8 Registration Statements; (a) as to 2,600,000 shares, on Registration Statement No. 333-05111 filed on June 4, 1996, as amended by Post-Effective Amendment No. 1 filed on June 10, 1996 and Post-Effective No. 2 filed on August 5, 1997 (the "1996 Registration Statement"), and (b) as to 2,400,000 shares, on Registration Statement No. 333-33013 filed on August 5, 1997 (the "1997 Registration Statement").

(4) Up to 2,000,000 shares which were previously reserved for issuance under the Employee Plan and registered on the 1996 S-8 Registration Statement which have been incorporated into the 1999 Plan.

(5) Under General Instruction E, the Registration Fee with respect to the 1999 Plan is calculated solely on the basis of 3,500,000 shares of Common Stock newly authorized for issuance under (or incorporated into) the 1999 Plan. The applicable filing fees for the 5,000,000 shares in the aggregate incorporated into the 1999 Plan from the 1994 Plan were paid in connection with the 1996 and 1997 S-8 Registration Statements and the applicable filing fees for the 2,000,000 shares incorporated into the 1999 Plan from the Employee Plan were paid in connection with the 1997 Registration Statement.

(6) The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant's Comprehensive Executive Non-qualified Retirement Plan and Board of Directors Deferred Compensation Plan.

(7)      Estimated solely for purposes of determining the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents of the Registrant filed with the Commission (File No. 001-13803) are incorporated by reference:

         (a) The Registrant's Registration Statement on Form 8-B filed on June 12, 1997, pursuant to Section 12(g) of the Exchange Act;

         (b) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998;

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

         (d) Cerulean Companies, Inc. Consolidated Financial Statements and the Unaudited Pro Forma Combined Condensed Financial Statements contained in the Registrant's Registration Statement on Form S-4 (Registration No. 333-64955).

                  All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which designates all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

                  This Registration Statement relates, among other things, to deferred compensation obligations of the Registrant outstanding under the Registrant's Comprehensive Executive Non-qualified Retirement Plan (the "Officers' Plan") and the Registrant's Board of Directors Deferred Compensation Plan (the "Directors' Plan" and, with the Officers' Plan, the "Plans"). The Officers' Plan is a non-qualified deferred compensation program under the Internal Revenue Code which is designed to operate in conjunction with the Registrant's Salary Deferral Savings Program (the "Savings Program") and the Registrant's Pension Accumulation Plan (the "Pension Plan"). The Directors' Plan is a non-qualified deferred compensation plan under the Internal Revenue Code which is designed to allow non-employee directors of the Registrant to defer the receipt of certain amounts otherwise payable to such directors.

         The principal features of the Plans may be summarized as follows:

         STRUCTURE. (a) The Officers' Plan is comprised of three separate programs:

                  SUPPLEMENTAL SAVINGS PROGRAM DEFERRALS. Under this program each selected participant will generally have the right, by prior irrevocable election, to defer up to six percent (6%) of his or her compensation for each calendar year for which the election is in effect, after the participant has contributed the maximum dollar amount which may be contributed on the participant's behalf to the Savings Program for that year in compliance with the applicable limitations of Internal Revenue Code Section 402(g)(1) or, if earlier, when the participant's compensation has reached the limit established by 401(a)(17). In addition, this program will supplement the matching contribution allocated to the participant's account each year under the Savings Program by providing such individual with a supplemental matching contribution equal to seventy-five percent
         (75%) of such participant's Supplemental Savings Deferral.

                  SUPPLEMENTAL PENSION PLAN CONTRIBUTIONS. This program will supplement the pension contribution credited to the participant's "cash balance" account each year under the Officers' Plan by providing such individual with the actuarial equivalent of the amount which would have otherwise been allocated to his or her Pension Plan account had that allocation not been reduced by reason of the compensation limitation imposed under Internal Revenue Code Sections 401(a)(17) and/or 415.

                  BASIC SALARY, BONUS AND OFFICER BENEFIT CREDIT DEFERRALS. This program will permit the participant, by prior irrevocable election, to defer, on a pay period basis, any whole percentage or whole dollar amount of the cash portion of (i) the participant's base salary which is in excess of $125,000, (ii) his or her annual Bonus and/or (iii) his or her officer benefit credit attributable to a car allowance.

         In addition, amounts earned pursuant to any special compensation arrangement entered into between the participant and the Registrant for the payment of non-qualified deferred compensation ("Special Deferred Compensation Arrangements") may be credited to such participant's account under the Officers' Plan.

         (b) The Directors' Plan permits each non-employee director, by prior irrevocable election, to defer on a quarterly basis, any whole dollar amount of the cash portion of any annual retainer, board meeting fees or committee meeting fees which would be received by such director from the Registrant.

         ACCOUNTS. The Registrant will establish on its books and records a special account for each individual for whom compensation is deferred or to whom a benefit is allocated under either Plan. However, the Registrant's obligation to pay the balance credited to such account will at all times be an unfunded and unsecured obligation and rank on parity with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. However, because the Registrant is a parent company, the right of the Registrant, hence the right of creditors of the Registrant (including participants in the Plans), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor of the subsidiary may be recognized. The Registrant will be under no obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the account balances maintained under the Plans. Although the Registrant may establish a so-called "rabbi trust" in order to accumulate a reserve for satisfying its liabilities under the Plans, no participant will have any beneficial interest in those trust assets, and the assets will be available for the satisfaction of creditor claims in the event of the Registrant's insolvency or bankruptcy.

         The Registrant's obligations under the Plans are not convertible into any other security of the Registrant and will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having authority to take action with respect to such obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon a default.

         INVESTMENT RETURN. The balance credited to each participant's account under the Plans will be credited with earnings, at periodic intervals, at a rate equal to the actual rate of return for such period of an investment fund or funds or index or indices selected by such participant from the range of investment vehicles offered under the Savings Program.

         VESTING. Each participant under the Officers' Plan will at all times be 100% vested in that portion of his or her account balance attributable to (i) Supplemental Savings Program Deferrals and (ii) Basic Salary, Bonus and /or Officer Benefit Credit Deferrals. The participant will vest in that portion of his or her account balance attributable to Supplemental Pension Plan Contributions and Special Deferred Compensation Arrangements in accordance with the vesting schedule in effect under the Pension Plan and any Special Deferred Compensation Arrangement. Each participant under the Directors' Plan will at all times be 100% vested in his or her account balance.

         DISTRIBUTION. The account balance under each Plan will become payable, based on the participant's election, upon the occurrence of one of the following events: (i) the date of the participant's Retirement/Termination, (ii) the date of the participant's death, (iii) the date, if any, specified by the participant in his or her election or (iv) the earliest of any of (i), (ii) or (iii) above elected by the participant. The vested portion of the participant's account will be distributed, based on the participant's election, in one of the following forms: (i) a lump sum, (ii) a series of annual installments, not to exceed 15 in the case of the Officers' Plan and five in the case of the Directors' Plan or
(iii) a distribution schedule specified by the participant in his or her election. The account balance may be distributed prior to the time elected by the participant upon (i) the occurrence of an immediate and heavy financial need for which the participant does not have any other resources reasonably available or (ii) the forfeiture by the participant of fifteen percent (15%) of his or her vested account balance. Accrued benefits may not otherwise be assigned or alienated, to the maximum extent permitted by law.

         AMENDMENT / TERMINATION. The Plans may be amended or terminated at any time, but no such plan amendment or termination will adversely affect the benefits which the participants have accrued to date under the Plans; provided that the Registrant may make a current distribution of each participant's account upon plan termination. Otherwise, the Registrant's obligations under the Plans are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participants.

         There is no dollar limit on the total amount of compensation which may be deferred by participants over the term of the Plans. As of May 31, 1999, the total dollar amount of the Registrant's outstanding deferred compensation obligations under the Officers' Plan was approximately $27,022,072.58 and under the Directors' Plan was $0.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporations Law (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

                  The Registrant's Certificate of Incorporation provides that the liability of the Registrant's directors to the Registrant or the Registrant's stockholders for monetary damages for breach of fiduciary duty will be eliminated to the fullest extent permissible under Delaware law except for
(i) breaches of duty of loyalty; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or
(iv) transactions in which a director received an improper personal benefit.

                  The effect of these provisions is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities law.

                  The Registrant's Bylaws provide that the Registrant will indemnify each present and former director and officer of the registrant or a predecessor company and each of their respective subsidiaries, as such companies exist or have existed, and such agents of the Registrant as the Board of Directors shall determine, to the fullest extent provided by Delaware law.

                  In addition, the Registrant has entered into indemnification agreements with its directors and certain officers that provide for the maximum indemnification permitted by law.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

                  Not Applicable.

Item 8.  EXHIBITS


    EXHIBIT NUMBER         EXHIBIT
         4.1               WellPoint Health Networks Inc. Comprehensive
                           Executive Non-Qualified Retirement Plan, incorporated
                           by reference to Exhibit 4.6 of the Registrant's
                           Registration Statement on Form S-8 (Registration No.
                           333-42073).
         4.2               WellPoint Health Networks Inc. Board of Directors
                           Deferred Compensation Plan, incorporated by reference
                           to Exhibit 10.52 of the Registrant's Annual Report on
                           Form 10-K for the year ended December 31, 1998.
         4.3               WellPoint Health Networks Inc. 1999 Stock Incentive
                           Plan, incorporated by reference to Annex I to the
                           Proxy Statement of the Registrant on Schedule 14A,
                           dated March 25, 1999.
         5                 Opinion of Thomas C. Geiser, Esq.
         23.1              Consent of PricewaterhouseCoopers LLP
         23.2              Consent of Ernst & Young LLP
         23.3              Consent of Thomas C. Geiser, Esq. (Included in
                           Exhibit 5)
         24                Power of Attorney. Reference is made to the signature
                           page of this Registration Statement.

Item 9.  UNDERTAKINGS.

                  A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration STATEMENT (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, however, that clauses
(1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into the Registration Statement; and (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new

Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this 28th day of June, 1999.

                                        WELLPOINT HEALTH NETWORKS INC.

                                        By:  /s/ Leonard D. Schaeffer
                                             ----------------------------------
                                             Leonard D. Schaeffer
                                             Chairman of the Board and
                                             Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

                  That the undersigned officers and directors of WellPoint Health Networks Inc., a Delaware corporation, do hereby constitute and appoint Leonard D. Schaeffer, Chairman of the Board of Directors and Chief Executive Officer and Thomas C. Geiser, Esq., Executive Vice President, General Counsel and Secretary, or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

                  IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                             Title                                            Date
----------                             -----                                            ----

 /s/ Leonard D. Schaeffer              Chairman of the Board of Directors               June 28, 1999
-------------------------------        and Chief Executive Officer
Leonard D. Schaeffer                   (Principal Executive Officer)


 /s/ David C. Colby                    Executive Vice President and Chief Financial     June 28, 1999
-------------------------------        Officer (Principal Financial Officer)
David C. Colby

 /s/ S. Louise McCrary                 Senior Vice President and Chief Accounting       June 28, 1999
-------------------------------        Officer (Principal Accounting Officer)
S. Louise McCrary



 /s/ W. Toliver Besson                 Director                                         June 28, 1999
-------------------------------
W. Toliver Besson

 /s/ Roger E. Birk                     Director                                         June 28, 1999
-------------------------------
Roger E. Birk

 /s/ Sheila P. Burke                   Director                                         June 28, 1999
-------------------------------
Sheila P. Burke

 /s/ Stephen L. Davenport              Director                                         June 28, 1999
-------------------------------
Stephen L. Davenport

 /s/ Julie A. Hill                     Director                                         June 28, 1999
-------------------------------
Julie A. Hill

 /s/ Elizabeth A. Sanders              Director                                         June 28, 1999
-------------------------------
Elizabeth A. Sanders


                                  EXHIBIT INDEX

   EXHIBIT NUMBER          EXHIBIT
         4.1               WellPoint Health Networks Inc. Comprehensive
                           Executive Non-Qualified Retirement Plan, incorporated
                           by reference to Exhibit 4.6 of the Registrant's
                           Registration Statement on Form S-8 (Registration No.
                           333-42073).

         4.2               WellPoint Health Networks Inc. Board of Directors
                           Deferred Compensation Plan, incorporated by reference to Exhibit 10.52 of the Registrant's Annual Report on
                           Form 10-K for the year ended December 31, 1998.

         4.3               WellPoint Health Networks Inc. 1999 Stock Incentive
                           Plan, incorporated by reference to Annex I to the Proxy Statement of the Registrant on Schedule 14A, dated March 25, 1999.

         5                 Opinion of Thomas C. Geiser, Esq.

         23.1              Consent of PricewaterhouseCoopers LLP

         23.2              Consent of Ernst & Young LLP

         23.3              Consent of Thomas C. Geiser, Esq. (Included in
                           Exhibit 5)

         24 Power of Attorney. Reference is made to the signature page of this Registration Statement.
